Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

February 26, 2026

MetLife, Inc.

200 Park Avenue

New York, NY 10166

RE:	METLIFE, INC.—UNDERWRITTEN PUBLIC OFFERING OF SUBORDINATED DEBENTURES

Ladies and Gentlemen:

We have acted as counsel to MetLife, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $1,000,000,000 in aggregate principal amount of its 5.850% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2056 (the “Debentures”), as described in the prospectus supplement, dated February 24, 2026 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-287370) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on May 16, 2025.

We hereby confirm to you our opinion as set forth under the heading “Certain Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Debentures, and to the reference to us under the heading “Certain Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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